UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2016 (June 6, 2016)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS		60045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 6, 2016, Tenneco Inc. (“Tenneco”) priced an offering of $500 million of 5.00% senior notes due 2026 (the “Notes”). In connection with the offering of the Notes, Tenneco entered into an Underwriting Agreement (the “Underwriting Agreement”) with the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriters”). The Underwriting Agreement includes customary representations, warranties and covenants and also provides for customary indemnification against certain liabilities arising out of or in connection with sale of the Notes and for customary contribution provisions in respect of those liabilities. The sale of the Notes is expected to close on or about June 13, 2016, subject to customary closing conditions.

The Notes will be registered under the Securities Act of 1933, as amended, pursuant to Tenneco’s registration statement (333-200663) filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2014. The terms of the Notes are further described in Tenneco’s preliminary prospectus supplement filed with the SEC on June 6, 2016.

Several of the Underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking and other commercial dealings in the ordinary course of business with Tenneco or its affiliates, for which they receive customary fees and expense reimbursement.

A copy of the Underwriting Agreement is filed under Item 9.01 as Exhibit 1.1 and is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

Also on June 6, 2016, Tenneco announced the pricing of the offering of the Notes. Tenneco intends to use the net proceeds of the offering, together with cash on hand or available liquidity, to purchase any and all of its outstanding $500 million 6 7/8% senior notes due 2020 tendered in the tender offer launched June 6, 2016 and to redeem any of such notes that are not tendered. Tenneco anticipates that the refinancing will result in an annualized reduction of its interest expense of approximately $9 million. Tenneco expects to record a charge in the second quarter of approximately $25 million in respect of the purchase of its 6 7/8% senior notes. The offering of the Notes is not conditioned upon the consummation of the tender offer.

The announcement was contained in a press release, a copy of which is filed under Item 9.01 as Exhibit 99.1 and is incorporated herein by reference.

This Current Report shall not constitute an offer to sell or a solicitation of an offer to buy any security nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This Current Report also shall not constitute an offer to purchase, nor a solicitation of an offer to sell, the 6 7/8% senior notes due 2020 or any other securities.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 6, 2016, among Tenneco Inc., the subsidiary guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein

99.1	Press release, dated June 6, 2016, announcing pricing of notes offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: June 7, 2016	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary